UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2013

ACTINIUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52446	000-52446
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Fifth Avenue, 3rd Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 300-2131

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(a)   Resignation of Officer

On September 16, 2013, Sergio Traversa resigned from the positions of Interim President and Interim Chief Executive Officer of Actinium Pharmaceuticals, Inc. (the “Company”). Mr. Traversa’s resignation was not in connection with any disagreement with the Company on any matter.  Mr. Traversa remains as a Director and Interim Chief Financial Officer of the Company

(b)   Appointment of Directors and Officers

On September 16, 2013, the Company’s board of directors (the “Board”) appointed Kaushik J. Dave, Ph.D., MBA, as the Company’s President, Chief Executive Officer and Director.

A brief description of the background and business experience of Dr. Dave is as follows:

Dr. Kaushik J. Dave

Director, President and Chief Executive Officer, age 52

Dr. Kaushik J. Dave has been our President, Chief Executive Officer and Director since September 2013.  From March 2008 to September 2013, Dr. Dave was the Executive Vice President of Product Development for Antares Pharmaceuticals Inc.  As part of the core management team at Antares, he was instrumental in setting strategy, vision, product portfolio development and business development.  Dr. Dave led the clinical and regulatory approval of Anturol™ and was also a key contributor to the change in company vision to combination products using Antares’ medical device technology which resulted in a robust pipeline that included development and New Drug Application submission for Otrexup, which has an October 14, 2013 PDUFA date.  From January 2001 to June 2006, Dr. Dave was Vice President Product Development at Palatin Technologies Inc. where he obtained approval of NeutroSpecTM (a radiopharmaceutical monoclonal antibody product).  From January 1997 to December 2000, Dr. Dave was employed at Schering-Plough Inc. and Merck & Co. Inc., responsible for steering the development of several pharmaceutical product development programs.  Dr. Dave received his pharmacy degree from the University of Bath, UK and a Ph.D. in Pharmaceutical Chemistry from the University of Kansas.  Dr. Dave also received an MBA from the Wharton School of the University of Pennsylvania.

As President and Chief Executive Officer of the Company, Dr. Dave is the most senior executive of the Company and as such provides our Board with the greatest insight into the Company’s business and the challenges and material risks it faces. Dr. Dave has more than 23 years of healthcare industry experience  and is especially qualified to understand the risks and leadership challenges facing a growing pharmaceutical company from a senior management and financial expertise perspective led us to conclude that Dr. Dave should serve as President, Chief Executive Officer and Director of the Company.

Term of Office

Pursuant to the Company’s Certificate of Incorporation, as Chief Executive Officer, Dr. Dave is classified as a Class III director.  Class III directors shall serve a term of 30 months from March 2013 or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the Board.

Family Relationships

There are no family relationships between our directors and officers.

Transactions with Related Persons

The Company does not have any related party transactions with Dr. Dave.

Compensatory Plan with Dr. Dave

Effective September 16, 2013, the Company and Dr. Dave entered into an agreement (the “Employment Agreement”), to employ Dr. Dave as the Company’s Chief Executive Officer.  Dr. Dave shall have such responsibilities, duties and authority as are assigned to him by the Board, or its designee.  These responsibilities shall include implementation of the overall direction of the Company as set by the Board, including, planning, corporate policies, research and development, staffing, finance and operations.  Dr. Dave shall perform such other duties and shall have authority consistent with his  position as may be from time to time specified by the Board  and subject to the discretion of the Board.  Dr. Dave reports directly to the Board. Dr. Dave also agreed to devote his best efforts and substantially all of his business time to advance the interests of the Company and to discharge adequately his duties under the Employment Agreement.  Dr. Dave may hold up to two board seats on for-profit and not-for-profit boards that do not represent a conflict with the Company and subject to Board approval after review of the time commitment involved. Dr. Dave may  also be employed or enter into a consulting arrangement with Antares Pharma Inc. until December 31, 2013.

Pursuant to the Employment Agreement, Dr. Dave is entitled to the following compensation and benefits:

●	A base salary at an annual rate of $350,000.

o  Upon the six month anniversary of the start date, the Board will review Dr. Dave’s base salary with the help of an independent compensation consultant to adjust the base salary is to be competitively aligned to a range between the 25th (twenty-fifth) and 75th (seventy-fifth) percentile of the relevant market data of CEO positions of similarly situated publicly traded Biotech companies. The Board shall review the amount of the base salary and performance bonus, and shall determine the appropriate adjustments to each component of Dr. Dave’s compensation within 60 days of the start of each calendar year.

o      In addition, for the duration that the Company maintains its primary office in New York City, the Company will reimburse Dr. Dave for up to $500 per month in travel expenses plus the dollar amount of the difference between Dr. Dave’s New York State and New Jersey State taxes based on income from the Company.

●
Dr. Dave shall be entitled to participate in an executive bonus program, which shall be established by the Board pursuant to which the Board shall award bonuses to Dr. Dave, based upon the achievement of written individual and corporate objectives such as the Board shall determine.  Upon the attainment of such performance objectives, Dr. Dave shall be entitled to a cash bonus in an amount to be determined by the Board with a target of forty percent (40%) of the base salary.  Within thirty (30) days after the start date, the Board shall establish written individual and corporate performance objectives for the balance of 2013 and the amount of the performance pro-rata bonus payable upon the attainment of each objective.  At least thirty (30) days before each subsequent calendar year, the Board shall establish written individual and corporate performance objectives for such calendar year and the amount of the performance bonus payable upon the attainment of such objectives.  Within sixty (60) days after the end of each calendar year, the Board shall determine the amount of any performance bonus payable thereunder.  Any such performance bonus shall be due and payable within ninety (90) days after the end of the calendar year to which it relates.

●
The Board has agreed to grant to Dr. Dave an option to purchase common shares of the Company and restricted stock (the “Grant”).  The Grant will consist of (A) an option grant to purchase 675,000 common shares of the Company; (B) 125,000 shares of restricted and (C) 100,000 shares of restricted stock a sign-on bonus of which fifty percent will vest at the one year anniversary of the start date upon starting work.  An additional twenty-five percent each will vest at eighteen months and twenty-four months after the start date..

Stock Options.  Such options will have an exercise price equal to the prior day closing price of the Company’s common stock which is equal to fair market value as determined by the Board on the date of the grant (the “Grant date”).  The Grant Date shall occur no later than 90 days from the start date.

Restricted Stock Grant (excluding the sign-on bonus).  One third (33.33%) of the restricted stock shall be granted upon the next closing of a financing of the Company of at least $5 million, and shall vest per the vesting schedule below.  The remaining two thirds (66.66%) of the restricted stock shall be granted upon the treatment of the first patient in 2014 for the Iomab™-B trial and subject to the vesting schedule below.

Vesting Schedule. Twenty-eight percent (28%) of the initial options or restricted stock granted shall vest twelve months after the date of grant and two percent (2%) of the remainder shall vest each month thereafter until fully vested. Such additional options or restricted stock will have an exercise price per share which is equal to fair market value as determined by the Board on the date of the grant. Two percent (2%) of such additional options or stock shall vest each month thereafter until fully vested. The term of all options granted under this Agreement will be for 10 years from the date of grant, subject to Dr. Dave’s continuing service with the Company.

●	Dr. Dave is also eligible to participate in the Company’s benefit plans that are generally provided for executive employees.
●
The employment agreement also contains a non-solicitation provision that provides that during the term of employment and for a period of 24 months following the cessation of employment with the company you Dr. Dave shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for himself or any other person or entity

Confidential Information and Invention Assignment Agreement with Dr. Dave

Effective September 16, 2013, Dr. Dave entered into a Confidential Information and Invention Assignment Agreement with the Company (the “Agreement”). Pursuant to the Agreement, among other things, (i) Dr. Dave agreed to at all times during his employment and for 24 moths thereafter to keep confidential certain Confidential Information (as defined in the Agreement) of the Company; (ii) Dr. Dave listed certain inventions that were made prior to the commencement of the relationship with Actinium.; and (iii) Dr. Dave agreed to assign to the Company all interests in inventions related to the Company’s technology that were created during his term of his employment with the Company.  Dr. Dave may  also be employed or enter into a consulting arrangement with Antares Pharma Inc. until December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2013	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Kaushik Dave
Name: Kaushik Dave Title: President and Chief Executive Officer